Durable Capital Partners LP to Invest $110 Million in Redfin Corporation

SEATTLE — March 30, 2020 — Redfin Corporation (NASDAQ: RDFN) today announced that it has reached an agreement to sell $110 million of capital stock to Durable Capital Partners LP (“Durable”). The proposed sale consists of $70 million of common stock at $15.61 per share and $40 million of convertible preferred stock. The convertible preferred stock has an annual dividend of 5.5 percent. The preferred stock has a conversion price of $19.51 per share, is convertible at Durable’s option, and will convert automatically after three years if Redfin’s common stock closes above $27.32 for 30 consecutive trading days. Unless previously converted, the preferred stock will redeem on November 30, 2024, in cash or shares of common stock, at Durable’s election. The closing of the proposed sale is subject to customary closing conditions. Redfin’s Form 8-K filed with the Securities and Exchange Commission this morning contains additional information regarding the terms of the convertible preferred stock and the proposed sale.

“Durable’s Henry Ellenbogen has been leading investments in Redfin since 2013, when we were a private company and the market was recovering from the great financial crisis,” said Redfin CEO Glenn Kelman. “In chaotic times, he understands our long-term commitments to our culture and our technology, and why those commitments position us to take share in a housing market that is being transformed by this pandemic to be more virtual, convenient and efficient. We’re proud to be his partner.”

About Redfin
Redfin (www.redfin.com) is a technology-powered real estate brokerage, combining its own full-service agents with modern technology to redefine real estate in the consumer's favor. Founded by software engineers, Redfin has the country's #1 brokerage website and offers a host of online tools to consumers, including the Redfin Estimate, the automated home-value estimate with the industry's lowest published error rate for listed homes. Homebuyers and sellers enjoy a full-service, technology-powered experience from Redfin real estate agents, while saving thousands in commissions. Redfin serves more than 90 major metro areas across the U.S. and Canada. The company has helped customers buy or sell homes worth more than $115 billion.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including the anticipated closing of the proposed sale of capital stock described in this release. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements include our failure to obtain required approvals and consents from government authorities and regulators. For additional factors, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report for the year ended December 31, 2019, which is available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

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Contacts

Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com

Public Relations
Mariam Sughayer, 206-876-1322
press@redfin.com